Exhibit 99.1

Pep Boys Extends Line of Credit and Refinances Operating Leases
To Announce Quarterly Results

PHILADELPHIA - August 5, 2003 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket and service chain, announced that on Friday, August 1, 2003, it completed an extension of its revolving line of credit and refinanced certain operating leases.

The facilities, set to expire September 22, 2004, now expire on August 1, 2008, remain secured primarily with merchandise inventory and provide up to $358,000,000 in credit availability. The extended $226,000,000 revolving line of credit, arranged through Wachovia Bank N.A.'s Congress Financial unit, has an interest rate that is generally equal to the London Interbank Offered Rate (LIBOR) plus 2.00%.

The $132,000,000 of off-balance sheet operating leases were refinanced by Wachovia Securities in accordance with newly-released FASB FIN 46
"Consolidation of Variable Interest Entities" and have an interest rate equal to LIBOR plus 2.25%.

Pep Boys will announce its financial results for the quarter ending August 2, 2003 after the market closes on Wednesday, August 13, 2003. A live broadcast to discuss the results will be held at 8:30 a.m. EDT on Thursday, August 14, 2003.

The call will be broadcast live over the Internet at Broadcast Networks' Vcall website, located at http:/www.vcall.com. To access the call live, please go to the website early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Supplemental financial information will be available the morning of August 14, 2003 on Pep Boys' website at pepboys.com.

About Pep Boys:
Pep Boys has 596 stores and over 6000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

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Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:http://www.pepboys.com